1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires 10 Medical Office Buildings in Arkansas, Louisiana,
New Mexico and Texas

SANTA ANA, Calif. (May 18, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired the Dixie-Lobo Medical Office Building Portfolio of eight properties consisting of 10 medical office buildings located in Arkansas, Louisiana, New Mexico and Texas.

Totaling more than 156,000 square feet, the Dixie-Lobo Medical Office Building Portfolio includes facilities that range in size from 10,000 to 33,000 square feet with an average size of 16,000 square feet. Each of the 10 medical office buildings are located on the campus of local hospitals that are their sole tenant, six of which are affiliated with Community Health Systems, one of the nation’s largest operators of general acute care hospitals in non-urban and mid-size markets. The remaining four buildings are located on the campuses of, and leased to, hospitals affiliated with Christus Spohn Health System and Signature Hospital Corporation. The facilities are master leased to the hospitals with expirations staggered between November 2015 and August 2017. Each of the hospital-tenants have four five-year renewal options.

“The Dixie-Lobo Medical Office Building Portfolio epitomizes what Grubb & Ellis Healthcare REIT II values in medical office acquisitions,” said Danny Prosky, president and chief operating officer. “They are all located on thriving hospital campuses with long-term stabilized tenancy, are immediately accretive to our bottom line and supportive of our investor distribution. We are very pleased to add these properties to our high quality portfolio of clinical medical buildings.”

The 10 buildings that comprise the Dixie-Lobo Medical Office Building Portfolio are:

1)	302 Bill Clinton Drive, Hope, Ark. A single-story, 9,000-square-foot property on the campus of Medical Park Hospital.

2)	1920 W. Sale Road, Lake Charles, La. A single-story, 15,000-square-foot building on the campus of Women & Children’s Hospital.

3)	2420 W. Pierce St., Carlsbad, N.M. A two-story, 24,000-square-foot building on the campus of Carlsbad Medical Center.

4)	5419 N. Lovington Highway, Hobbs, N.M. A single-story, 15,000-square-foot building on the campus of Lea Regional Medical Center.

5)	2510 & 2420 E. Main St., Alice, Texas. Two single-story buildings totaling 25,000 square feet on the campus of Christus Spohn Hospital Alice.

6)	302 Medical Park Drive, Lufkin, Texas. A single-story, 15,000-square-foot building on the campus of Woodland Heights Medical Center.

7)	110 Medical Drive, Victoria, Texas. A single-story, 33,000-square-foot building on the campus of De Tar Hospital North.

8)	2112 Regional Medical Drive, Wharton, Texas. Two single-story buildings totaling 20,000 square feet on the campus of Gulf Coast Medical Center.

Dixie-Lobo Medical Office Building Portfolio was acquired from eight individual selling entities that are all directly or indirectly controlled by Seavest, Inc. or an affiliate of Seavest, an unaffiliated third party. The transaction was a private, off-market deal. Grubb & Ellis Healthcare REIT II financed the acquisition with a $23.24 million loan assumption and cash proceeds received from its offering.

As of May 6, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 24,372,675 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $243,165,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 20 geographically diverse acquisitions comprised of 43 buildings valued at approximately $292 million, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the Dixie-Lobo Medical Office Building Portfolio’s occupancy, whether the proximity of the buildings that comprise the portfolio to local hospitals is beneficial, and whether our property acquisitions are and will continue to be accretive to our bottom line and supportive of our investor distributions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the financial strength and financial condition of the properties that comprise the Dixie-Lobo Medical Office Building Portfolio and their tenants; uncertainties relating to the local economies of the properties that comprise the Dixie-Lobo Medical Office Building Portfolio; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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